                                                                    EXHIBIT 10.7

                                                               November 27, 2002

Stephen T. D. Dixon
30732 Hunt Club Drive
San Juan Capistrano, CA  92337

Dear Mr. Dixon:

        ChromaVision Medical Systems, Inc. (the "Company") is pleased to enter into this letter agreement with you (the "Executive") which will address the terms of Executive's employment with the Company. The Company considers it essential to the best interests of its stockholders to attract and foster the continuous employment of key management personnel of the Company and the arrangements described in this letter are intended to address that goal.

        1. Duties. Commencing on December 2, 2002 (the "Commencement Date") Executive will serve as Executive Vice-President and Chief Financial Officer and will report directly to the Chief Executive Officer.

        2. Term. Executive's employment relationship with the Company is employment "at will". As a result, Executive's employment may be terminated by the Chief Executive Officer, the Board of Directors or by Executive at any time (subject to the notice provision below), in each case without any liability or obligation, except as set forth in this letter. If Executive terminates his employment, he shall give the Company written notice of such termination not less than 60 days prior to the effective date of such termination. In light of the severance benefits provided for in Section 6, the Company will have no obligation to give Executive prior notice of any such termination by the Company (whether or not such termination is without cause).

        3. Compensation.

                (a) Base Salary. During the term of Executive's employment, Executive will receive a base salary of $245,000 per annum, subject to review and potential increase at the sole discretion of the Company.

                (b) Bonus. During 2003, Executive will participate in the 2003 Management Incentive Plan (the "MIP") at an annual target bonus percentage equal to 55% of Executive's base salary conditioned upon meeting the performance targets to be set forth in the MIP, payable on or before March 15, 2004 except for guaranteed portion as provided in (c) below. If the Commencement Day is after the first day of 2003, any such bonus payment shall be pro-rated for the portion of the year during which Executive served as an employee of the Company.

                (c) Guaranteed Bonus. Of Executive's target 2003 bonus, $75,000 will be guaranteed and shall be paid to Executive as follows: $30,000 on or before January 6, 2003 and the remaining $45,000 on or before January 5, 2004, but the $45,000 will not be paid and Executive will repay the $30,000 if Executive voluntarily terminates his employment before January 1, 2004 or the Company terminates his employment for cause before that date.

                (d) Sign-On Bonus. The Company will pay Executive $120,000 as a sign-on bonus payable $60,000 on January 6, 2003 and $60,000 on January 5, 2004, except that: the $60,000 payable on January 5, 2004 will be reduced by an amount equal to any portion of the loan payable by Executive to his existing employer which is forgiven or does not otherwise have to be paid, but in no event will such reduction exceed $25,000.

        4. Option Grant. On the Commencement Date, Executive will be granted an option to purchase 300,000 shares of Common Stock of the Company, which option shares will vest 25% on the first anniversary of the Commencement Date and the remaining 75% of which will vest in equal monthly installments during the three year period commencing on the first anniversary of the date hereof. The option will not be granted under the Company's 1996 Equity Compensation Plan (the "Option Plan") but will have the same terms as the standard form agreement currently in use under the Option Plan (including such terms as are incorporated therein from the Options Plan itself). The option will have an exercise price equal to the last sale price of Company Common Stock on the Commencement Date and will expire on the eighth anniversary of the date hereof (subject to earlier termination in accordance with the terms of the Option Plan and standard form of agreement thereunder). Additional equity grants may be awarded commencing in 2004 by action of the Board of Directors or a duly authorized committee of the Board.

        5. Fringe Benefits. Executive will be paid a car allowance at the rate of $600 per month; is eligible for group life and accidental death and dismemberment insurance in an amount equal to twice the Executive's annual base salary not to exceed $600,000 (assuming that Executive meets normal insurability requirements.) If insurability requirements cannot be met, the maximum amount of group life insurance benefit is $225,000. Executive will be offered the opportunity to purchase voluntary life insurance for himself and his spouse and children, if applicable; and otherwise be eligible to participate in all other benefits programs offered generally by the Company to its other Executives, including medical, dental, and vision insurance, short and long term disability insurance, 401k Plan, flexible spending account (Section 125) plan, and employee assistance program. The Company will also reimburse Executive for the cost of health insurance for him and his immediate family provided under his present employer's plan pursuant to COBRA for any period between the Commencement Date and the date health insurance coverage begins under the Company's health insurance plan. Executive will also be entitled to seventeen (17) days of vacation which will accrue from Commencement Date at the rate of 5.23 hours each biweekly pay period. Executive may not accrue more than forty (40) hours above his eligible vacation allowance per year. All vacation accrued will carry over year to year; however, the point at which the total number of vacation hours accrued exceeds the maximum allowable, no additional accruals will be earned until the amount is reduced below the maximum. After Executive has completed three full years of employment, the vacation accrual rate will be increased to twenty-two (22) days per year at the accrual rate of 6.77 hours for each biweekly pay period.

        6. Severance Payments. Subject to the provisions of (d) below and the other terms and conditions of this letter, in the event (i) the Company terminates Executive's employment without cause, (ii) within twelve months after a Change of Control Executive terminates his employment with good reason, or
(iii) Executive's employment terminates as a result of Executive's death or disability (any of the foregoing being a "Severance Termination"), the Company will provide Executive the following benefits, which shall be the only severance benefits or other payments in respect of Executive's employment with the Company to which Executive shall be entitled. Without limiting the generality of the foregoing, these benefits are in respect of all salary (except for salary for periods ending on the date of termination), accrued vacation and other rights which Executive may have against the Company or its affiliates.

                (a) After a Severance Termination, Executive will receive payment of an amount equal to his annual base salary in effect at the time of the Severance Termination. In addition, if a bonus arrangement is part of Executive's compensation package for the year when a Severance Termination occurs, after a Severance Termination Executive will be entitled to receive an amount equal to a full year's bonus at the target amount. In the event that Executive's bonus or any portion thereof involves two or more alternative target amounts for performance, the target amount for purposes of this Section 6 will be the average of the highest and lowest amounts potentially payable. If the lowest amount which Executive could earn as any part of a bonus is zero, that amount shall be excluded from the foregoing calculation.

                (b) Upon a Severance Termination Executive will be able to exercise any options which have become exercisable on or before the termination date until the earlier of (a) the first anniversary of the date of termination or (b) the expiration date of the option.

                (c) Upon a Severance Termination, Executive will receive continued coverage under the Company's medical and health plans for 12 months following the termination date (including any period as may be required by law), provided that coverage will end if Executive obtains comparable coverage from a subsequent employer or otherwise ceases to be eligible for COBRA benefits. In addition, the Company will reimburse Executive for the premiums for a 12-month period after a Severance Termination for continuation of any life insurance policy issued for Executive's benefit under the Company's then existing life insurance plan if Executive elects to continue the policy, provided that such reimbursement will end if Executive obtains comparable life insurance from a subsequent employer. If Executive ceases to be eligible for COBRA because the Company does not pay the premiums for its existing or group insurance policy or the Company ceases to have a group healthcare plan, the Company will pay Executive, for any portion of the 12 month period referred to above during which Executive's COBRA eligibility ceases for such reasons, the amount of the premium it would have had to pay for Executive's coverage under the then existing, or if none, the most recently existing, health care insurance policy. Executive should consult with the Company's Manager of Human Resources concerning the process for assuming ownership of and continued premium payments for any life policy at the end of such 12 month period. Upon a Severance Termination, Executive will receive up to $15,000 for the actual out-of-pocket cost of outplacement services or office space which Executive secures upon receipt by the Company of reasonable documentation of the incurring of such costs. Executive will be reimbursed in accordance with Company policies promptly for all of Executive's reasonable and necessary business expenses incurred on behalf of the Company prior to Executive's termination date.

                (d) All compensation and benefits described above in (a) through
(c) of this Section 6 will be contingent upon (i) Executive's execution of a release of all claims against the Company substantially in the form of Exhibit A, (ii) Executive's not engaging in any Competition (as defined in Section 7 of this Agreement) with the Company during the period referred to in paragraph (a) above and (iii) Executive's not engaging in any Solicitation (as defined in Section 7 of this Agreement).

                (e) The Company will pay Executive the amounts described in (a) and (c) above in 12 equal monthly installments with the first payment being payable on the date when the seven-day rescission period referred to below with respect to the release expires. The Company will prepare the final release (which will be substantially in the form attached as Exhibit A to this letter) and deliver it to Executive within five business days of Executive's termination of employment. Executive will have 21 days in which to consider the release although Executive may execute it sooner. Please note that the release has a rescission period of seven days.

                (f) Subject to the provisions of paragraph (d) above, the Company will pay interest on payments that are more than ten days past due at the prime rate at the Company's principal bank (or, if none, Citibank N.A.) plus 2 percent compounded monthly. In addition, the Company will pay all reasonable costs and expenses (including reasonable attorney's fees and all costs of arbitration or court proceedings) incurred by Executive to enforce this agreement or any obligation hereunder but only if Executive is the prevailing party in any such proceeding. If the Company is the prevailing party, Executive will pay all of the Company's reasonable costs and expenses (including reasonable attorneys' fees and all costs of arbitration or court proceedings) incurred in connection with any such proceeding.

                (g) In this letter, the term "cause" means (a) Executive's failure to adhere to any written policy of the Company if Executive has been given a reasonable opportunity to comply with such policy and cure Executive's failure to comply (which reasonable opportunity to cure must be granted for a period of ten days); (b) Executive's appropriation (or attempted appropriation) of a business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (c) Executive's misappropriation (or attempted misappropriation) of any of the Company's funds or property (including without limitation trade secrets and other intellectual property); or (d) Executive's conviction of, indictment for (or its procedural equivalent), or Executive's entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment. In this letter, the term "good reason" means (i) Executive's assignment (without Executive's consent) to a position, title, responsibilities, or duties of a materially lesser status or degree of responsibility than the position, responsibilities, or duties of chief financial officer, or Executive being required to report to any person other than the Chief Executive Officer; or (ii) a reduction of Executive's base salary; or
(iii) the relocation of the Company's offices at which Executive is based to a location which is more 30 miles from the location of the Company's principal offices on the date of this letter; provided, however, that Executive must have given the written notice that Executive believes he has the right to terminate employment for good reason, specifying in reasonable detail the events comprising the good reason, and the Company fails to eliminate the good reason within 15 days after receipt of the notice.

                (h) In this letter, the term "Change of Control" means (a) the issuance, sale, transfer or acquisition by the Company of shares of capital stock of the Company (including a transfer as a result of death, disability, operation of law, or otherwise) in a single transaction or a group of related transactions, as a result of which any entity, person, or group (other than Safeguard Scientifics, Inc. and/or its affiliates) acquires the beneficial ownership of newly issued, outstanding or treasury shares of the capital stock of the Company having 50% or more of the combined voting power of the Company's then outstanding securities entitled to vote for at least a majority of the authorized number of directors of the Company or (b) any merger, consolidation, sale of all or substantially all the assets or other comparable transaction as a result of which all or substantially all of the assets and business of the Company are acquired directly or indirectly by another entity (except Safeguard Scientifics, Inc. and/or any of its affiliates). An "affiliate" of an entity is an entity controlling, controlled by or under common control with the entity specified, directly or indirectly through one or more intermediaries. "Group" shall have the same meaning as in section 13(d) of the Securities Exchange Act of 1934, and "beneficial ownership" shall have the meaning set forth in Rule 13d-3 of the Securities and Exchange Commission adopted under the Securities Exchange Act of 1934.

                (i) Executive will not be required to mitigate the amount of any payment provided for in this letter by seeking other employment or otherwise.

                (j) Executive acknowledges that the arrangements described in this letter will be the only obligations of the Company or its affiliates in connection with any determination by the Company to terminate Executive's employment with the Company. This letter does not terminate, alter, or affect Executive's rights under any plan or program of the Company in which Executive may participate, except as explicitly set forth herein. Executive's participation in such plans or programs will be governed by the terms of such plans and programs.

        7. Definitions of Competition and Solicitation. (a) For purposes of
Section 6(d) of this Agreement, Executive shall be deemed to have engaged in "Competition" with the Company if, without prior written approval of the Board of Directors of the Company, Executive directly or indirectly through any other person, firm or corporation, whether individually or in conjunction with any other person, or as an employee, agent, consultant, representative, partner or holder of any interest in any other person, firm, corporation or other association during any portion of the term of this Agreement and any renewals and extensions hereof or the period of salary continuation referred to in
Section 6(a), competes with, or encourages or assists others to compete with, or solicit orders or otherwise participate in business transactions or provide services in competition with, the business engaged in by the Company at any time during the term of Executive's employment (unless such business shall have been abandoned by the Company). Executive acknowledges that the Company's products are marketed throughout the United States, that therefore the Company is engaged in business in every county and state of the United States and that the foregoing definition of "competition" includes competition in every county and state of the United States.

                (b) For purposes of Section 6(d) of this Agreement "Solicitation" shall mean (A) soliciting, enticing or inducing any Customer (as defined below) to become a client, customer, OEM, distributor or reseller of any other person, firm or corporation with respect to, or provide, products or services which are competitive with products or services then sold or under development by the Company or to cease doing business with the Company or authorizing or knowingly approving the taking of such actions by any other person or (B) soliciting, enticing or inducing directly or indirectly, or hiring any person who presently is or at any time during the term hereof shall be an employee of the Company to become employed by any other person, firm or corporation or to leave his or her employment with the Company or authorizing or approving any such action by any other person or entity.

                (c) For purposes of this Section 7, "Customer" means any person or entity which at the time of determination if made prior to termination of employment, or, after termination of employment, at the time of such termination, shall be, or shall have been within two years prior to such time, a client, customer, OEM, distributor or reseller of the Company or a bona fide prospect to become a Customer.

                (d) Competition shall not include investing in the securities of any corporation having securities listed on a national securities exchange, the Nasdaq National Market or the Nasdaq SmallCap Market, provided that such investment does not exceed 5% of any class of securities of any corporation engaged in business in competition with the Company, and provided that such ownership represents a passive investment and that neither Executive nor any group of persons including him, in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

                (e) Executive acknowledges (i) that his experience and capabilities are such that the conditions in Section 6(d) to his receiving the severance benefits referred to in Section 6 will not prevent him from obtaining employment or otherwise earning a living at the same general economic benefit as reasonably required by him without losing the severance benefits and (ii) that he has, prior to the execution of this Agreement, reviewed this Agreement with his legal counsel. Executive acknowledges that the provisions contained in this
Section 7 and in Section 6(d) are reasonable and necessary to protect the legitimate business interests of the Company and that the Company would not have entered into this Agreement in the absence of such provisions.

        8. Other Payments in the Event of Termination of Employment. In the event of termination of Executive's employment for any reason, Executive will be entitled to receive upon such termination payment of all accrued, unpaid salary to the date of termination and a pro rata for portion of any bonus which had been earned at the date of termination, including fully satisfying any performance criteria. "Pro rata portion" means the number of days in the calendar year of termination up to and including the date of termination divided by the total number of days in that full calendar year.

        9. Withholding; Nature of Obligations. The Company will withhold applicable taxes and other legally required deductions from all payments to be made hereunder. The Company's obligations to make payments under this letter are unfunded and unsecured and will be paid out of the general assets of the Company.

                10. Miscellaneous. The agreement will inure to the benefit of Executive's personal representatives, executors, and heirs. In the event Executive dies while any amount payable under this agreement remains unpaid, all such amounts will be paid to the parties legally entitled thereto in accordance with the terms and conditions of this letter. No term or condition set forth in this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an officer of the Company authorized to sign such writing by the Board of Directors of the Company or an authorized committee thereof. This agreement will be construed and enforced in accordance with the laws of the State of California without regard to the conflicts of laws of any state. Any controversy or claim arising out of or relating to this agreement, or the breach thereof, will be settled by arbitration in Los Angeles or Orange County, California in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, using one arbitrator, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

        If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to us the enclosed copy of this letter which will then constitute our legally binding agreement on this subject.


                                       Sincerely,

                                       CHROMAVISION MEDICAL SYSTEMS, INC.


                                       -----------------------------------------
                                       By: Carl W. Apfelbach
                                       Title: President, Chief Executive Officer


I agree to the terms and conditions of this letter


---------------------------------
Stephen T. D. Dixon


Dated: November __, 2002

                                                                       EXHIBIT A

                          GENERAL RELEASE AND AGREEMENT

NOTICE:

        Various state and federal laws, including the Civil Rights Act of 1964 and 1991 and the Age Discrimination in Employment Act, prohibit employment discrimination based on age, sex, race, color, national origin, religion, disability and veteran status. These laws are enforced through the Equal Employment Opportunity Commission (EEOC), the Department of Labor and state civil rights agencies.

        If you sign this General Release and Agreement and accept the agreed-upon special severance allowance and other termination benefits described in the letter addressed to you which accompanies this release, you are giving up your right to file a lawsuit pursuant to the aforementioned federal, state and local laws in local, state or federal courts against ChromaVision Medical Systems, Inc. and its affiliates, as defined in the General Release and Agreement (the "Releasees,") with respect to any claims relating to your employment or termination therefrom which arise up to the date this Agreement is executed.

        By signing this General Release and Agreement you waive your right to recover any damages or other relief in any claim or suit brought by or though the Equal Employment Opportunity Commission or any other state or local agency on your behalf under and federal or state discrimination law, except where prohibited by law. You agree to release and discharge each Releasee not only from any and all claims which you could make on your own behalf but also specifically waive any right to become, and promise not to become, a member of any class in any proceeding or case in which a claim or claims against a Releasee may arise, in whole or in part, from any event which occurred as of the date of this Agreement. You agree to pay for any legal fees or cost incurred by any Releasee as a result of any breach of the promises in this paragraph. The parties agree that if you, by no action of your own, become a mandatory member of any class from which you cannot, by operation of law or order of court, opt out, you shall not be required to pay for any legal fees or costs incurred by a Releasee as a result.

        We encourage you to discuss the following release language with an attorney prior to executing this Agreement. In any event, you should thoroughly review and understand the effect of the release before acting on it. Therefore, please take this release home and consider it for up to twenty-one (21) days before you decide to sign it.

                          GENERAL RELEASE AND AGREEMENT

        This GENERAL RELEASE AND AGREEMENT (hereinafter the "Release") is made and entered into as of this ___ day of ______, ____, by and between CHROMAVISION MEDICAL SYSTEMS, INC. (the "Company") and STEPHEN T. D. DIXON ("Employee").

        1. Background. The parties hereto acknowledge that this Release is being entered into pursuant to the terms of the Letter Agreement, dated November __, 2002 (the "Letter Agreement"), between the Company and Employee. As used in this Release, any reference to the Company shall include its predecessors and successors and, in their capacities as such, all of its present, past, and future directors, officers, employees, attorneys, insurers, agents and assigns, as well as all Company affiliates, subdivisions, subsidiaries and parents, including without limitation Safeguard Scientifics, Inc. and its subsidiaries (collectively, the "Company Affiliates") and their respective past, present and future directors, officers, employees, consultants, attorneys, insurers, agents and assigns; and any reference to Employee shall include, in their capacities as such, his attorneys, heirs, administrators, representatives, agents and assigns.

        2. Resignation from Boards. Employee shall, and hereby does resign from such Boards and officer positions with the Company and all affiliates and partner companies of the Company as such employee holds on the date hereof. In this regard, Employee agrees to pre-sign and deliver to the Company resignation letters acceptable to the Company in order to effect Employee's resignation from certain companies and entities, and we may submit other such letters from time to time, although nothing contained herein shall prohibit Employee from resigning from such boards and officer positions at an earlier time.

        3. General Release.

                (a) Employee, for and in consideration of the special transition services and corresponding separation payments and other benefits offered to him or her by the Company specified in the Letter Agreement that accompanies this Release, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company and the Company Affiliates, of and from any and all causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which he ever had, now has, or hereafter may have or which his or her heirs, executors or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of his or her employment with the Company and/or the Company Affiliates to the date of this Release, and particularly, but without limitation, any claims arising from or relating in any way to his or her employment or the separation of his or her employment relationship with the Company, including, but not limited to, any claims arising under any federal, state, or local laws, including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., ("Title VII"), the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq. ("the ADEA"), the Americans with Disabilities

Act, 42 U.S.C. Section 12101 et seq. ("ADA"), the Employee Retirement Income Security Act of 1974, 29 U.S.C. Section 301, et seq., as amended ("ERISA"), and any and all other federal, state or local laws, and any common law claims now or hereafter recognized, including claims for wrongful discharge, slander and defamation, as well as all claims for counsel fees and costs.

                (b) By signing this Release, Employee represents that Employee has not commenced any proceeding against the Company or any Company Affiliate in any forum (administrative or judicial) concerning Employee's employment.

                (c) Employee agrees and covenants not to sue or to bring, or assign to any third person, any claims or charges against the Company or any Company Affiliate with respect to any known matter arising before the date of this Release or covered by the release and not to assert against the Company or any Company Affiliate in any action, grievance, suit, litigation or proceeding any known matter before the date of this Release or covered by the release. Employee agrees that in the event of a breach of any covenant of this Release by Employee, the Company or any Company Affiliate damaged as a result of such breach shall be entitled to recover attorneys' fees and costs in an action relating to such breach, in addition to compensatory damages.

                (d) Anything herein to the contrary notwithstanding, neither party is released from any of his, her or its obligations under this Release or the Letter Agreement, and each party confirms that such obligations are the only obligations of the Company or its affiliates in connection with the cessation of Employee's service with the Company.

                (e) Employee acknowledges that this Release extends to all causes of action, suits, debts, claims and demands referred to in (a) above, known or unknown, suspected or unsuspected. By signing this Release, Employee expressly waives all rights under Section 1542 of the California Civil Code, which reads in full as follows:

                "A General Release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

                (f) By signing this Release and the Letter Agreement and by making the payments and providing the benefits contemplated by the Letter Agreement, the Company does not admit any liability, wrongdoing or fault and expressly denies any such liability, wrongdoing or fault.

        4. Confidentiality; Non-Disparagement.

                (a) Except to the extent required by law, including SEC disclosure requirements, the Employee agrees that the terms of this Release will be kept confidential by Employee, except that Employee may advise his or her family and confidential advisors.

                (b) Employee will not at any time knowingly reveal to any person or entity any of the trade secrets or confidential information of the Company or the Company Affiliates or of any third party which the Company is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals), and Employee shall keep secret all confidential matters relating to the Company or the Company Affiliates and shall not use or attempt to use any such confidential information in any manner which injures or causes loss or may reasonably be calculated to injure or cause loss whether directly or indirectly to the Company or the Company Affiliates. These restrictions contained in this sub-paragraph (b) shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of Employee; (ii) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Company or the Company Affiliate; or (iv) information that may be required by law or an order of the court, agency or proceeding to be disclosed; provided, Employee shall provide the Company notice of any such required disclosure once Employee has knowledge of it and will help the Company at the Company's expense to the extent reasonable to obtain an appropriate protective order.

                (c) Employee represents that Employee has not taken, used or knowingly permitted to be used any notes, memorandum, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company, the Company Affiliates or their partner companies or concerning any of its dealings or affairs otherwise than for the benefit of the Company or the Company Affiliates. Employee shall not, after his or her termination of his or her employment, use or knowingly permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company, the Company Affiliate or client of the same, as the case may be, and that immediately upon the effectiveness of Employee's resignation from employment, Employee shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

                (d) In accordance with normal ethical and professional standards, the Company and Employee agree that they shall not in any way engage in any conduct or make any statement that would defame or disparage the other, or make to, or solicit for, the media or others, any comments, statements (whether written or oral), and the like that may be considered to be derogatory or detrimental to the good name or business reputation of either party. It is understood and agreed that the Company's obligation under this paragraph extends only to the conduct of the Company's senior officers. The only exception to the foregoing shall be in those circumstances in which Employee or the

Company is obligated to provide information in response to an investigation by a duly authorized governmental entity or in connection with legal proceedings.

        5. Indemnity.

                (a) This Release shall not release the Company or any of its insurance carriers from any obligation it or they might otherwise have to defend and/or indemnify Employee and hold him harmless from any claims made against him arising out of his activities as director or officer of the Company, to the same extent as the Company or its insurance carriers are or may be obligated to defend and/or indemnify and hold harmless any other director or officer and the Company affirms its obligation to provide indemnification to Employee as a director, officer, former director or former officer of the Company, as set forth in the Company's bylaws and charter documents in effect on the date of the Letter Agreement.

                (b) Employee agrees that Employee will personally provide reasonable assistance and cooperation to the Company, at the Company's expense, in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company.

        6. General.

                (a) Employee understands that this Release is revocable by Employee for a period of seven (7) days following execution of the Release. This Release shall not become effective or enforceable until this seven (7) day revocation period has ended

                (b) Employee has carefully read and fully understands all the provisions of the Notice and the Release which set forth the entire agreement between Employee and the Company, and Employee acknowledges that Employee has not relied upon any representation or statement, written or oral, not set forth in this document.

                (c) Employee agrees that any breach of this Release or corresponding Letter Agreement by Employee will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder.

                (d) No term or condition set forth in this Release may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and a duly authorized officer of the Company.



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

                (e) Any waiver by the Company of a breach of any provision of this Release shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

        IN WITNESS WHEREOF, the parties have executed this Release as of the date written above.

Dated:
      -----------------                 ----------------------------------------
                                                 STEPHEN T. D. DIXON


                                        CHROMAVISION MEDICAL SYSTEMS, INC.


Dated:                                  By:
      ----------------                     -------------------------------------
                                                        Title:




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